Exhibit 99.4

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

Huntsman Corporation

10003 Woodloch Forest Drive

The Woodlands, TX 77380

Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 15, 2026, to the Board of Directors of Huntsman Corporation (“Huntsman”), as Annex E to, and reference to such opinion letter under the headings “Summary—Opinions of Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Huntsman Board of Directors and Reasons for the Merger,” “The Merger—Opinions of Huntsman’s Financial Advisors” and “The Merger—Certain Unaudited Prospective Financial Information” in, the joint proxy statement/prospectus relating to the proposed transaction involving Huntsman and Olin Corporation (“Olin”), which joint proxy statement/prospectus forms a part of Amendment No 1. to the Registration Statement on Form S-4 of Olin (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

July 10, 2026